                                                Filed Pursuant to Rule 424(B)(3)
                                                Registration No. 333-82126




          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 12, 2002

                                  $345,000,000

                          (KING PHARMACEUTICALS LOGO)

                           KING PHARMACEUTICALS, INC.

              2 3/4% Convertible Debentures due November 15, 2021

                               ------------------

    This document supplements the prospectus dated February 12, 2002 relating to the convertible debentures and the common stock issuable upon conversion of the debentures. This prospectus supplement is incorporated by reference into the prospectus. The information in this prospectus supplement replaces and supersedes the information set forth under the heading "Selling Securityholders" in the prospectus dated February 12, 2002.

    INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6 OF THE PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is February 27, 2002.

                            SELLING SECURITYHOLDERS

     All of the debentures, and any shares of our common stock issued upon conversion of the debentures, are being offered by the selling securityholders listed in the table below or referred to in a prospectus supplement. We issued and sold the debentures in a private placement in November 2001 to a number of initial purchasers, represented by Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Banc of America Securities LLC and UBS Warburg LLC, and the debentures were simultaneously sold by the initial purchasers to the selling securityholders in exempt transactions under the Securities Act.

     No offer or sale under this prospectus may be made by a holder of the securities unless listed in the table in this prospectus or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective, or unless it is with respect to common stock issued by us as described in the immediately preceding paragraph. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us.

     The selling securityholders may offer and sell, from time to time, any or all of their debentures or common stock issued upon conversion of those debentures.

     The following table sets forth the name, principal amount of debentures and number of shares beneficially owned by the selling securityholders intending to sell the debentures or common stock and the principal amount at maturity of debentures or shares of common stock to be offered. Based on information provided to us by the selling securityholders, no selling securityholder selling in connection with the prospectus or prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus or prospectus supplement.

                                                         PRINCIPAL AMOUNT                   NUMBER OF
                                                          AT MATURITY OF     PERCENTAGE     SHARES OF
                                                            DEBENTURES           OF        COMMON STOCK
                                                        BENEFICIALLY OWNED   DEBENTURES    THAT MAY BE
                                                         THAT MAY BE SOLD    OUTSTANDING   SOLD HEREBY
SELLING SECURITYHOLDERS                                       HEREBY             (2)         (1) (2)
-----------------------                                 ------------------   -----------   ------------
                                                          (IN THOUSANDS)
AIG/National Union Fire Insurance.....................       $    700              *           13,955
American Fidelity Assurance Company...................            250              *            4,984
Aristeia International Limited........................          2,340              *           46,650
Aristeia Partners, LP.................................            660              *           13,157
Arkansas PERS.........................................          1,100              *           21,929
Associated Electric & Gas Insurance Services
  Limited.............................................            500              *            9,968
Aventis Pension Master Trust..........................            465              *            9,270
BNY Hamilton Equity Income Fund.......................            500              *            9,968
Bank Austria Cayman Islands, Ltd......................         11,400            3.3%         227,272
Bank of America Securities LLC........................         18,875            5.5%         376,295
Bay County PERS.......................................            140              *            2,791
Boilermaker -- Blacksmith Pension Trust...............          1,950              *           38,875
Boilermakers Blacksmith Pension Trust (c/o Froley Revy
  Investment Company, Inc.)...........................          1,400              *           27,910
CALAMOS Convertible Fund -- CALAMOS Investment
  Trust...............................................          8,400            2.4%         167,464
CALAMOS Convertible Growth and Income Fund -- CALAMOS
  Investment Trust....................................          5,315            1.5%         105,960

                                                         PRINCIPAL AMOUNT                   NUMBER OF
                                                          AT MATURITY OF     PERCENTAGE     SHARES OF
                                                            DEBENTURES           OF        COMMON STOCK
                                                        BENEFICIALLY OWNED   DEBENTURES    THAT MAY BE
                                                         THAT MAY BE SOLD    OUTSTANDING   SOLD HEREBY
SELLING SECURITYHOLDERS                                       HEREBY             (2)         (1) (2)
-----------------------                                 ------------------   -----------   ------------
                                                          (IN THOUSANDS)
CALAMOS Convertible Portfolio -- CALAMOS Advisors
  Trust...............................................       $    210              *            4,186
CALAMOS Global Convertible Fund -- CALAMOS Investment
  Trust...............................................            215              *            4,286
CALAMOS Market Neutral Fund -- CALAMOS Investment
  Trust...............................................          8,300            2.4%         165,470
Cheyne Capital Management Limited.....................          4,500            1.3%          89,712
Chrysler Corporation Master Retirement Trust..........          4,700            1.4%          93,700
City of Albany Pension Plan...........................            175              *            3,488
City of Knoxville Pension System......................            635              *           12,659
Clarica Life Insurance Co. -- U.S.....................            500              *            9,968
The Cockrell Foundation...............................            100              *            1,993
Commerzbank AG........................................         20,000            5.8%         398,724
Consulting Group Capital Markets Funds................            250              *            4,984
Delaware PERS.........................................          1,550              *           30,901
Delta Air Lines Master Trust (c/o Oaktree Capital
  Management, LLC)....................................          1,225              *           24,421
Delta Air Lines Master Trust..........................          3,250              *           64,792
Delta Pilots D & S Trust (c/o Oaktree Capital
  Management, LLC)....................................            600              *           11,961
Delta Pilots Disability and Survivorship Trust........            660              *           13,157
Deutsche Banc Alex Brown, Inc.........................         38,500           11.2%         767,543
Dorinco Reinsurance Company...........................          1,100              *           21,929
The Dow Chemical Company Employees' Retirement Plan...          3,900            1.1%          77,751
Drury University......................................             60              *            1,196
Duke Endowment........................................            275              *            5,482
First Union Securities Inc............................         22,945            6.7%         457,436
The Fondren Foundation................................            120              *            2,392
F.R. Convt. Sec. Fn...................................            160              *            3,189
The Frist Foundation..................................            215              *            4,286
Genesee County Employees' Retirement System...........            875              *           17,444
Global Bermuda Limited Partnership....................          1,200              *           23,923
Goldman Sachs and Company.............................          5,000            1.4%          99,681
Granville Capital Corporation.........................          6,990            2.0%         139,354
Greek Catholic Union of the USA.......................             90              *            1,794
H.K. Porter Company, Inc..............................             50              *              996
HFR Master Fund, Ltd..................................             50              *              996
ICI American Holdings Trust...........................            550              *           10,964
Jackson County Employees' Retirement System...........            200              *            3,987
Jersey (IMA) Limited..................................          2,000              *           39,872
J.P. Morgan Securities Inc............................          7,175            2.1%         191,688(3)

                                                         PRINCIPAL AMOUNT                   NUMBER OF
                                                          AT MATURITY OF     PERCENTAGE     SHARES OF
                                                            DEBENTURES           OF        COMMON STOCK
                                                        BENEFICIALLY OWNED   DEBENTURES    THAT MAY BE
                                                         THAT MAY BE SOLD    OUTSTANDING   SOLD HEREBY
SELLING SECURITYHOLDERS                                       HEREBY             (2)         (1) (2)
-----------------------                                 ------------------   -----------   ------------
                                                          (IN THOUSANDS)
KBC Financial Products USA Inc........................       $  1,250              *           24,920
Kettering Medical Center Funded Depreciation
  Account.............................................            120              *            2,392
Knoxville Utilities Board Retirement System...........            280              *            5,582
Lakeshore International Ltd...........................          4,800            1.4%          95,693
LibertyView Funds, LP.................................          8,000            2.3%         159,489
Louisiana CCRF........................................            200              *            3,987
Louisiana Workers' Compensation Corporation...........            500              *            9,968
Macomb County Employees' Retirement System............            500              *            9,968
Microsoft Corporation.................................          1,565              *           31,200
Morgan Stanley & Co...................................          5,000            1.4%          99,681
Motion Picture Industry Health Plan -- Active.........            410              *            8,173
Motion Picture Industry Health Plan -- Retiree........            175              *            3,488
NORCAL Mutual Insurance Company.......................            375              *            7,476
Oakwood Healthcare, Inc. Pension Plan.................            150              *            2,990
OCM Convertible Trust.................................          2,595              *           51,734
Ondeo Nalco...........................................            150              *            2,990
Paloma Securities LLC.................................         29,000            8.4%         581,653(4)
Partner Reinsurance Company Ltd.......................            755              *           15,051
Port Authority of Allegheny County Retirement and
  Disability Allowance Plan for the Employees
  Represented by Local 85 of the Amalgamated Transit
  Union...............................................          2,050              *           40,869
Prisma Foundation.....................................             80              *            1,594
Qwest Occupational Health Trust.......................            155              *            3,090
RAM Trading Ltd.......................................          5,000            1.4%          99,681
RCG Halifax Master Fund Ltd...........................            250              *            4,984
RCG Multi Strategy LP.................................            500              *            9,968
RGC Latitude Master Fund, Ltd.........................          2,850              *           56,818
SCI Endowment Care Common Trust Fund -- First Union...             60              *            1,196
SCI Endowment Care Common Trust Fund -- National
  Fiduciary Services..................................            280              *            5,582
SCI Endowment Care Common Trust Fund -- Suntrust......            115              *            2,292
SG Cowen Securities...................................          5,000            1.4%          99,681
Siemens / Convertibles Global-Markets.................          1,000              *           19,936
Southdown Pension Plan................................            200              *            3,987
Southern Farm Bureau Life Insurance Company...........          1,100              *           21,929
Southern Farm Bureau Life Insurance (c/o Froley Revy
  Investment Company, Inc.)...........................            425              *            8,472
Spear, Leeds & Kellogg, LP............................            250              *            4,984
SPT...................................................          2,400              *           47,846
Starvest Combined Portfolio...........................            755              *           15,051
State Employees' Retirement Fund of the State of
  Delaware............................................          1,770              *           35,287

                                                         PRINCIPAL AMOUNT                   NUMBER OF
                                                          AT MATURITY OF     PERCENTAGE     SHARES OF
                                                            DEBENTURES           OF        COMMON STOCK
                                                        BENEFICIALLY OWNED   DEBENTURES    THAT MAY BE
                                                         THAT MAY BE SOLD    OUTSTANDING   SOLD HEREBY
SELLING SECURITYHOLDERS                                       HEREBY             (2)         (1) (2)
-----------------------                                 ------------------   -----------   ------------
                                                          (IN THOUSANDS)
State of Connecticut Combined Investment Funds........       $  3,675            1.1%          73,265
State of Oregon - Equity..............................          5,030            1.5%         100,279
Syngenta AG...........................................            260              *            5,183
TD Securities (USA) Inc...............................         15,500            4.5%         309,011
TQA Master Fund, Ltd..................................            750              *           14,952
TQA Master Plus Fund, Ltd.............................            750              *           14,952
UBS Warburg LLC.......................................         10,100            2.9%         201,355
Union Carbide Retirement Account......................          1,900              *           37,878
United Food and Commercial Workers Local 1262 and
  Employers Pension Fund..............................            900              *           17,942
Vopak USA Inc. Retirement Plan........................            475              *            9,469
Zeneca Holdings Trust.................................       $    375              *            7,476
                                                             --------           ----        ---------
                                                             $312,100           90.5%       6,274,197
                                                             ========           ====        =========

---------------

  * Less than 1%.

(1) Assumes conversion of all of the holder's debentures at a conversion price of $50.16 per share of our common stock. This conversion price, however, will be subject to adjustment as described under "Description of Debentures -- Conversion Rights." As a result, the number of shares of our common stock issuable upon conversion of the debentures may increase or decrease in the future. No holder will own more than 1% of our common stock.

(2) Information about any other selling securityholders may be set forth in one or more prospectus supplements, if required, and assumes that any other holders of debentures, or any future transferees, pledges, donees or successors of or from any such other holders of debentures, do not beneficially own any common stock, other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

(3) Includes 48,646 shares of our common stock previously acquired.

(4) Includes 3,504 shares of our common stock previously acquired.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table, and we have not sought to verify such information.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures or shares of our common stock since the date on which the information in the above table was provided to us. Information about the selling securityholders may change over time.

     Because the selling securityholders may offer all or some of their debentures or the shares of our common stock issuable upon conversion of the debentures from time to time, we cannot estimate the amount of the debentures or number of shares of our common stock that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholder. See "Plan of Distribution."